Exhibit 99.1

July 19, 2012

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Alan Greer	Cynthia Williams
Senior Vice President	Executive Vice President	Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1478

BB&T reports record quarterly earnings EPS totals $0.72, up 64%

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported record second quarter net income available to common shareholders of $510 million. This reflects an increase of 66% compared to $307 million reported in the second quarter of 2011. Earnings per diluted common share totaled $0.72, an increase of 64% compared to $0.44 earned in the second quarter last year. These earnings produced an annualized return on average assets of 1.22% and a return on average common shareholders’ equity of 11.21%.

     For the first six months of 2012, BB&T reported net income available to common shareholders of $941 million, an increase of 77% compared to the first six months of last year. Earnings per diluted common share totaled $1.33 for the first six months of 2012, an increase of 75% compared to 2011.

     “We are excited to report the strongest net income for any quarter in our history,” said Chairman and Chief Executive Officer Kelly S. King. “This record performance reflects a 7% increase in net interest income, a 44% increase in noninterest income, lower credit costs and effective expense control. The net interest margin increased this quarter following the call of our outstanding trust preferred securities.

     “Loan growth improved during the quarter as average loans increased 7% on an annualized basis compared to the first quarter. This growth was led by a 33% increase in loans originated by our other lending subsidiaries, a 20% increase in residential mortgage loans, a 10% increase in direct retail loans and a 9% increase in sales finance loans.

     “Net revenues totaled $2.5 billion for the second quarter, an annualized increase of 21% compared to last quarter,” said King. “This growth was substantially due to our acquisition of the insurance divisions of Crump.

     “BB&T had another excellent quarter reducing credit costs,” said King. “Nonperforming assets declined 16% compared to last quarter, including a 42% reduction in foreclosed real estate. Costs related to foreclosed properties decreased to $72 million in the second quarter, a 22% decline compared with last quarter, reflecting significant progress in our strategy. Net charge-offs fell to 1.22% of average loans and leases in the quarter compared to 1.28% last quarter, and losses are expected to continue to trend lower this year.

     “We are also pleased to have completed the acquisition of Crump’s insurance divisions, which is very positive for our shareholders, both strategically and financially.”

Second Quarter 2012 Performance Highlights

Average total loans and leases held for investment increased 6.6% on an annualized basis compared to the first quarter of 2012
o	Average C&I loans increased 3.0%
o	Average direct retail loans increased 10.1%
o	Average residential mortgage loans increased 20.2%
o	Average sales finance loans increased 9.3%
o	Average loans originated in the other lending subsidiaries group increased 32.6%

Revenues were $2.5 billion for the second quarter, up an annualized 20.9% compared to the first quarter of 2012
o	Noninterest revenues increased due to the Crump insurance acquisition
o

Taxable-equivalent net interest income totaled $1.5 billion for the second quarter, an annualized increase of 7.4% compared to the first quarter of 2012, driven by an increase in the net interest margin, from 3.93% to 3.95% and a 5.1% annualized increase in average earning assets

Average deposits increased $742 million, or 2.4% on an annualized linked quarter basis
o	Average noninterest-bearing deposits increased $1.5 billion, or 22.6%
o	Average interest-bearing deposit costs fell to 0.44% this quarter compared to 0.49% in the first quarter of 2012

Asset quality measures continued to improve
o	Nonperforming assets decreased $359 million, or 15.9% excluding covered assets, the 9th consecutive quarter BB&T has reduced its NPAs
o	As a percentage of total assets, excluding covered assets, nonperformers decreased from 1.33% last quarter to 1.09% at June 30
o	Foreclosed real estate, excluding covered assets, declined $157 million, or 41.5%, compared to the first quarter 2012, to the lowest levels since 1Q08
o	Net charge-offs, excluding covered, totaled 1.22% of average loans for the quarter, down from 1.28% in the first quarter of 2012

o	Foreclosed property expense totaled $72 million, down 21.7% from the first quarter of 2012

Capital levels remain strong following the acquisition of the insurance divisions of Crump and the announced redemption of trust preferred securities
o	Tangible common equity was 6.9%
o	Tier 1 common equity was 9.7%
o	Tier 1 risk-based capital was 10.2%
o	Leverage capital remained strong at 7.3%
o	Total capital was 13.5%

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q2	Q1	Q2	Q2 12 vs.	Q2 12 vs.
	2012	2012	2011	Q1 12	Q2 11

Net income available to common shareholders	$510	$431	$307	$79	$203
Diluted earnings per common share	0.72	0.61	0.44	0.11	0.28

Net interest income-taxable equivalent	$1,500	$1,473	$1,390	$27	$110
Noninterest income	966	871	787	95	179
Total revenue	$2,466	$2,344	$2,177	$122	$289

Return on average assets (%)	1.22	1.03	0.83	0.19	0.39
Return on average common shareholders' equity (%)	11.21	9.75	7.25	1.46	3.96
Return on average tangible common shareholders'
equity (%)	18.85	15.88	12.32	2.97	6.53
Net interest margin - taxable equivalent (%)	3.95	3.93	4.15	0.02	(0.20)
Efficiency ratio (1) (%)	53.9	52.0	55.8	1.9	(1.9)

(1) Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See Non-GAAP reconciliations in the Quarterly Performance Summary.

Second Quarter 2012 compared to Second Quarter 2011

     Consolidated net income available to common shareholders for the second quarter of 2012 of $510 million was up 66.1% compared to $307 million earned during the same period in 2011. On a diluted per common share basis, earnings for the second quarter of 2012 were $0.72, up 63.6% compared to $0.44 for the same period in 2011. BB&T’s results of operations for the second quarter of 2012 produced an annualized return on average assets of 1.22% and an annualized return on average common shareholders’ equity of 11.21% compared to prior year ratios of 0.83% and 7.25%, respectively. BB&T’s return on average tangible common shareholders’ equity was 18.85% for the second quarter of 2012 compared to 12.32% for the same quarter of the prior year.

     Total revenues were $2.5 billion for the second quarter of 2012, up $289 million compared to the second quarter of 2011. The increase in total revenues included $110 million of higher taxable-equivalent net interest income, primarily driven by an increase in earning assets and lower funding costs. The decline in funding costs included a $29 million benefit from accelerated amortization of deferred hedge gains and issuance costs due to a change in the expected life resulting from the announced redemption of the Company’s trust preferred securities. The net interest margin was 3.95%, down 20 basis points compared to the second quarter of 2011. Noninterest income increased $179 million. The increase in noninterest income was largely attributable to $99 million of higher revenues from mortgage banking activities and a $94 million increase in insurance income. The increase in insurance income included approximately $77 million as a result of the acquisition of the life and property and casualty insurance operating divisions of Crump Group Inc. (“Crump Insurance”) on April 2, 2012, as well as firming market conditions for insurance premiums. In addition, other income was up $16 million due primarily to $27 million of losses and write-downs on commercial loans held for sale in the earlier quarter. The increases were partially offset by a decline of $34 million from checkcard fees primarily due to the implementation of the Durbin amendment.

     The provision for credit losses, excluding covered loans, for the second quarter of 2012 declined $54 million, or 17.3%, compared to the second quarter of 2011, as improving credit quality resulted in lower provision expense. Net charge-offs, excluding covered loans, for the second quarter of 2012 were $119 million lower than the second quarter of 2011.

     Noninterest expenses were $1.4 billion for the second quarter of 2012, up slightly compared to the second quarter of 2011. The increase in noninterest expenses was primarily due to higher personnel costs, which were up $92 million compared to the second quarter of 2011. The increase in personnel costs was due to salaries and wages, as well as pension expense and included approximately $50 million related to the acquisition of Crump Insurance. Foreclosed property expenses decreased $73 million due to fewer losses and lower carrying costs. Regulatory charges declined $16 million as a result of lower deposit insurance expense due to improved credit quality.

     The provision for income taxes was $191 million for the second quarter of 2012 compared to $91 million for the second quarter of 2011. This resulted in an effective tax rate for the second quarter of 2012 of 26.2% compared to 21.8% for the prior year’s second quarter. The increase in the effective tax rate was primarily due to higher levels of pre-tax earnings relative to permanent tax differences in 2012 compared to 2011. The current quarter also included a $12 million tax benefit due to the termination of the last leveraged lease.

Second Quarter 2012 compared to First Quarter 2012

     Consolidated net income available to common shareholders for the second quarter of 2012 of $510 million was up $79 million, or an annualized 73.7% compared to $431 million earned during the first quarter of 2012. On a diluted per common share basis, earnings for the second quarter of 2012 were $0.72, up $0.11, or an annualized 72.5%, compared to the amount earned in the first quarter of 2012. BB&T’s results of operations for the second quarter of 2012 produced an annualized return on average assets of 1.22% and an annualized return on average common shareholders’ equity of 11.21% compared to prior quarter ratios of 1.03% and 9.75%, respectively. BB&T’s return on average tangible common shareholders’ equity was 18.85% for the second quarter of 2012 compared to 15.88% for the prior quarter.

     Total revenues were $2.5 billion for the second quarter of 2012, up $122 million compared to the first quarter of 2012. The increase in total revenues was primarily the result of higher noninterest income in the second quarter of 2012 compared to the prior quarter. Noninterest income was up $95 million compared to the first quarter of 2012. The increase in noninterest income included a $122 million increase in insurance income primarily due to the acquisition of Crump Insurance, firming market conditions and seasonality. Mortgage banking income declined $34 million compared to the first quarter of 2012. Net interest income on a taxable-equivalent basis was up $27 million. The increase in net interest income included the benefit from the accelerated amortization of deferred hedge gains related to trust preferred securities. The net interest margin was 3.95% for the second quarter of 2012, up 2 basis points compared to the prior quarter.

     The provision for credit losses, excluding covered loans, for the second quarter of 2012 declined $26 million, or 9.1%, compared to the first quarter of 2012 largely as a result of improving credit quality. The provision for covered loans increased $11 million, which was offset by a corresponding $8 million increase in FDIC loss share income. Net charge-offs, excluding covered loans, for the second quarter of 2012 were $12 million lower than the first quarter of 2012.

     Noninterest expenses were $1.4 billion for the second quarter of 2012, up $41 million compared to the first quarter of 2012. The increase in noninterest expenses was primarily due to a $45 million increase in personnel expenses primarily due to the acquisition of Crump Insurance. Foreclosed property expenses were down $20 million compared to the first quarter of 2012 due to fewer losses and lower carry costs.

     The provision for income taxes was $191 million for the second quarter of 2012 compared to $189 million for the first quarter of 2012. This produced an effective tax rate for the second quarter of 2012 of 26.2% compared to 29.8% for the prior quarter. The decrease in the current quarter’s effective tax rate was impacted by changes in the treatment of certain credits related to affordable housing partnership investments in the first quarter. The current quarter included income tax benefits of $12 million related to the termination of the last leveraged lease.

REVENUE, NET OF PROVISION IMPACT				Change	Change
FROM ACQUIRED ASSETS (1)	Q2	Q1	Q2	Q2 12 vs.	Q2 12 vs.
(dollars in millions)	2012	2012	2011	Q1 12	Q2 11

Interest income - loans	$203	$228	$279	$(25)	$(76)
Interest income - securities	46	34	43	12	3
Total interest income	249	262	322	(13)	(73)
Provision for covered loans	(14)	(3)	(15)	(11)	1
Other-than-temporary impairment for covered securities	-	(4)	-	4	-
FDIC loss share income, net	(74)	(57)	(81)	(17)	7
Net revenue after provision for covered loans	$161	$198	$226	$(37)	$(65)

FDIC loss share income, net
Offset to provision for covered loans	$11	$3	$12	$8	$(1)
Accretion due to credit loss improvement	(67)	(57)	(80)	(10)	13
Offset to OTTI for covered securities	-	3	-	(3)	-
Accretion for securities	(18)	(6)	(13)	(12)	(5)
	$(74)	$(57)	$(81)	$(17)	$7

(1) Presents amounts related to covered and acquired loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed in the acquisition.

Second Quarter 2012 compared to Second Quarter 2011

     Interest income for the second quarter of 2012 on loans and securities acquired in the Colonial acquisition decreased $73 million compared to the second quarter of 2011 due primarily to decreased interest income on acquired loans of $76 million primarily reflecting lower average loan balances. The yield on covered and other acquired loans for the second quarter of 2012 was 19.20% compared to 19.61% in 2011. At June 30, 2012, the accretable yield balance on these loans was $1.2 billion. Accretable yield represents the excess of expected future cash flows above the current net carrying amount of loans and will be recognized into income over the remaining life of the covered and acquired loans.

     FDIC loss share income, net was a negative $74 million for the second quarter of 2012, which was due to negative accretion attributable to the offset for the cumulative impact of cash flow reassessments for covered loans and negative accretion for covered securities offset by the loss sharing on the provision for covered loans. The negative accretion related to the improvement in credit losses is recognized on a level yield basis over the life of the related FDIC loss share asset, which has a shorter weighted average life than the corresponding loans.

Second Quarter 2012 compared to First Quarter 2012

     Interest income on loans and securities acquired in the Colonial acquisition was $13 million lower in the second quarter of 2012 compared to the first quarter of 2012. The yield on covered and other acquired loans for the second quarter of 2012 was 19.20%, down slightly compared to 19.49% in the prior quarter.

     The provision for covered loans was $14 million in the second quarter of 2012 compared to $3 million in the first quarter of 2012. The provision for covered loans is primarily the result of slight deterioration in one loan pool based on the cash flow reassessment process in the current quarter compared to the first quarter of 2012.

     FDIC loss share income, net decreased $17 million due primarily to negative accretion on covered securities and the cumulative impact of cash flow reassessments, partially reduced by a higher offset for the provision for covered loans.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 12 vs.	Q2 12 vs.
	2012	2012	2011	Q1 12	Q2 11
				(annualized)
Insurance income	$393	$271	$299	181.1	31.4
Service charges on deposits	138	137	145	2.9	(4.8)
Mortgage banking income	182	216	83	(63.3)	119.3
Investment banking and brokerage fees and
commissions	88	89	90	(4.5)	(2.2)
Checkcard fees	45	43	79	18.7	(43.0)
Bankcard fees and merchant discounts	59	54	52	37.2	13.5
Trust and investment advisory revenues	46	45	45	8.9	2.2
Income from bank-owned life insurance	27	30	29	(40.2)	(6.9)
FDIC loss share income, net	(74)	(57)	(81)	120.0	(8.6)
Securities gains (losses), net	(2)	(9)	(2)	NM	-
Other income	64	52	48	92.8	33.3
Total noninterest income	$966	$871	$787	43.9	22.7

NM - not meaningful.

Second Quarter 2012 compared to Second Quarter 2011

     Noninterest income was $966 million for the second quarter of 2012 compared to $787 million for the second quarter of 2011. Insurance income was $94 million higher due to the acquisition of Crump Insurance on April 2, 2012, which added approximately $77 million in revenue for the quarter, and firming market conditions for insurance premiums. Mortgage banking income improved $99 million. The increase in mortgage banking income includes $82 million of higher gains on residential mortgage loan sales due to wider margins and increased sales volumes. In addition, the net mortgage servicing rights valuation was up $22 million, including the impact of derivatives, compared to the second quarter of 2011. Checkcard fees were down $34 million primarily due to the implementation of the Durbin amendment on October 1, 2011. Other income was up $16 million primarily due to $27 million in losses and write-downs recorded on commercial loans held for sale in the earlier quarter. There was a decrease of $11 million in other income related to assets for certain post employment benefits, which was offset in personnel costs.

Second Quarter 2012 compared to First Quarter 2012

     Noninterest income for the second quarter of 2012 was up $95 million compared to the first quarter of 2012. Insurance income increased $122 million compared to the first quarter of 2012, primarily due to the acquisition of Crump Insurance, firming market conditions and seasonality. Mortgage banking income was down $34 million compared to the prior quarter due to $19 million from lower gains on mortgages sold and $20 million of lower net gains from the valuation of the mortgage servicing asset, including the impact of derivatives. FDIC loss share income was worse $17 million compared to the first quarter of 2012 due primarily to negative accretion for covered securities and the cumulative impact of cash flow reassessments, partially reduced by a higher provision for covered loans offset. Other income increased $12 million compared to the first quarter of 2012. The increase in other income is the result of $42 million of write-downs on affordable housing investments in the earlier quarter. This was partially offset by a decrease of $21 million of income on assets for certain post-employment benefits, which was offset by lower personnel costs.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 12 vs.	Q2 12 vs.
	2012	2012	2011	Q1 12	Q2 11
				(annualized)
Personnel expense	$775	$730	$683	24.8	13.5
Foreclosed property expense	72	92	145	(87.4)	(50.3)
Occupancy and equipment expense	159	153	152	15.8	4.6
Loan processing expenses	62	63	57	(6.4)	8.8
Regulatory charges	43	41	59	19.6	(27.1)
Professional services	39	35	38	46.0	2.6
Software expense	32	32	29	-	10.3
Amortization of intangibles	29	22	25	128.0	16.0
Merger-related and restructuring charges, net	2	12	2	NM	-
Other expenses	213	205	205	15.7	3.9
Total noninterest expense	$1,426	$1,385	$1,395	11.9	2.2

NM - not meaningful.

Second Quarter 2012 compared to Second Quarter 2011

     Noninterest expense was $1.4 billion for second quarter of 2012, an increase of $31 million, or 2.2%, compared to the same quarter of 2011. Personnel expense was up $92 million, or 13.5%, compared to the same quarter of last year. This included an increase of $42 million in salaries due to higher FTEs as a result of the Crump Insurance acquisition, annual raises and an increase of $34 million in incentive compensation, which also includes the impact of Crump Insurance, as well as improved operating performance and increases for production related lines of businesses. Pension expense increased $15 million primarily due to a change in the discount rate. Other benefits expense, including health care expense, payroll taxes, and 401k matching contributions were higher $18 million, partially offset by an $11 million reduction for post-employment benefits. The acquisition of Crump Insurance added approximately $50 million in personnel costs for the second quarter of 2012. Foreclosed property expense decreased $73 million, or 50.3%, largely due to fewer losses and write-downs as a result of lower inventory of foreclosed property. Regulatory charges decreased $16 million, or 27.1%, as a result of improved credit quality which has led to lower deposit insurance premiums.

Second Quarter 2012 compared to First Quarter 2012

     Noninterest expense for the second quarter of 2012 was up $41 million compared to the first quarter of 2012. Personnel expense increased $45 million, or an annualized 24.8%. The increase in personnel costs was due to an increase in salaries and wages and incentive compensation of $69 million due to higher FTEs related to the Crump Insurance acquisition, improved operating performance and increases for production related businesses. This increase was partially offset by a decrease in other post-employment benefit expense of $23 million, which was offset with lower noninterest income. Foreclosed property expense decreased $20 million largely due to fewer write-downs and losses as a result of lower inventory. Merger-related and restructuring expenses were down $10 million compared to the prior quarter largely due to fewer charges related to management’s expense optimization efforts. Other expenses were higher $8 million compared to the prior quarter. This includes an increase of $13 million related to net losses on sales of bank facilities and various increases in other expenses that were partially offset by a decrease of $15 million related to the write-down on the anticipated sale of leveraged leases recorded in the first quarter of 2012.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 12 vs.	Q2 12 vs.
	2012	2012	2011	Q1 12	Q2 11
				(annualized)
Commercial and industrial	$36,293	$36,021	$33,647	3.0	7.9
Commercial real estate—other	10,578	10,678	11,287	(3.8)	(6.3)
Commercial real estate—residential ADC	1,744	1,989	2,933	(49.5)	(40.5)
Direct retail lending	15,042	14,674	13,629	10.1	10.4
Sales finance loans	7,690	7,516	7,184	9.3	7.0
Revolving credit loans	2,178	2,175	2,070	0.6	5.2
Residential mortgage loans	22,114	21,056	18,311	20.2	20.8
Other lending subsidiaries	9,370	8,668	8,029	32.6	16.7
Other acquired loans	29	38	53	(95.3)	(45.3)
Total loans and leases held for investment
(excluding covered loans)	105,038	102,815	97,143	8.7	8.1
Covered loans	4,211	4,672	5,625	(39.7)	(25.1)
Total loans and leases held for investment	$109,249	$107,487	$102,768	6.6	6.3

Second Quarter 2012 compared to Second Quarter 2011

     Average loans held for investment for the second quarter of 2012 was $109.2 billion, up $6.5 billion compared to the corresponding period of 2011. The growth in average loans and leases was broad-based and across all of the major lending portfolios. Average commercial and industrial loans increased $2.6 billion, or 7.9%, compared to the second quarter of 2011. The primary driver of the growth in average commercial and industrial loans is from middle-market corporate lending through both geographic expansion and industry sector expertise. Average commercial real estate – residential ADC declined 40.5% compared to the second quarter of 2011 as this portfolio continues to experience significant runoff due to weakness in residential real estate development. Average commercial real estate – other declined 6.3% due to runoff of certain segments of the portfolio. Average direct retail loans were up $1.4 billion, or 10.4%, as a result of growth in home equity loans and non-real estate loans generated through the wealth and small business lending channels. Average residential mortgage loans increased $3.8 billion, or 20.8%, compared to the second quarter of 2011, as management’s strategy was to retain a higher portion of residential mortgage production in the held for investment portfolio. Management revised its strategy late in the second quarter and will begin directing the majority of its future mortgage production to the held for sale portfolio. Average loans in other lending subsidiaries were up $1.3 billion, or 16.7%, compared to the second quarter of 2011, as all of these specialized businesses experienced growth. The largest contributors to the growth in this category were equipment finance lending and small ticket consumer finance. Total average loans held for investment includes a decline of $1.4 billion, or 25.3%, in average covered and other acquired loans compared to the second quarter of 2011.

Second Quarter 2012 compared to First Quarter 2012

     Average loans held for investment for the second quarter of 2012 was up $1.8 billion, or an annualized 6.6%, compared to the first quarter of 2012. Average commercial and industrial loans and leases increased $272 million, or an annualized 3.0%, compared to the first quarter of 2012, due to successful efforts to expand the geographic and industry sector expertise in the middle-market corporate lending arena. Average commercial real estate – residential ADC declined an annualized 49.5% compared to first quarter of 2012 due to continued weakness in residential real estate development. Average commercial real estate – other declined an annualized 3.8% due to runoff of certain segments of the portfolio. Average direct retail lending loans were up an annualized 10.1%, or $368 million, compared to the first quarter of 2012 as a result of growth in home equity loans and non-real estate loans through the wealth and small business lending channels. Average sales finance loans increased $174 million, or an annualized 9.3%, compared to the first quarter of 2012 due to growth in prime automobile lending. Average mortgage loans were up $1.1 billion, or an annualized 20.2%, compared to the first quarter of 2012, as management was retaining a higher portion of its mortgage loan production in the held for investment portfolio. Average loans in other lending subsidiaries were up $702 million, or an annualized 32.6%, compared to the first quarter of 2012, as all of these specialized businesses experienced growth. The largest contributors to the growth in this category were equipment finance lending, small ticket consumer finance and seasonal growth from insurance premium finance. Total average loans held for investment includes a decline of $470 million, or an annualized 40.1%, in average covered and other acquired loans compared to the first quarter of 2012.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 12 vs.	Q2 12 vs.
	2012	2012	2011	Q1 12	Q2 11
				(annualized)
Noninterest-bearing deposits	$27,643	$26,173	$22,151	22.6	24.8
Interest checking	19,911	19,712	18,337	4.1	8.6
Money market and savings	46,557	45,667	39,388	7.8	18.2
Certificates and other time deposits	31,205	32,942	25,977	(21.2)	20.1
Foreign office deposits - interest-bearing	32	112	613	NM	(94.8)
Total deposits	$125,348	$124,606	$106,466	2.4	17.7

NM - not meaningful

Second Quarter 2012 compared to Second Quarter 2011

     Average deposits for the second quarter of 2012 increased $18.9 billion, or 17.7%, compared to the same period in 2011. The mix of the portfolio has continued to improve with growth of $5.5 billion in noninterest-bearing and $8.7 billion in lower-cost interest-bearing deposits. Certificates and other time deposits also increased $5.2 billion, while the cost for these products declined 70 basis points. Partially offsetting the growth in these categories was a decline of $581 million in foreign-office deposits as the strong deposit growth reduced the need for these types of funding sources. Growth in noninterest-bearing deposits was led by commercial accounts, which contributed $3.6 billion of the growth in this category. In addition, noninterest-bearing deposits for retail accounts and public funds grew $1.0 billion and $829 million, respectively. Growth in interest-bearing domestic deposits was also led by commercial accounts, which grew $14.6 billion. The cost of interest-bearing deposits was 0.44% for the second quarter of 2012, a decrease of 28 basis points compared to the same period of 2011.

Second Quarter 2012 compared to First Quarter 2012

     Average deposits for the second quarter of 2012 increased $742 billion, or 2.4% on an annualized basis, compared to the first quarter of 2012. This included growth of $1.5 billion, or an annualized 22.6%, in noninterest-bearing deposits. Average interest-checking and average money market and savings deposits increased $199 million, or an annualized 4.1%, and $890 million, or an annualized 7.8%, respectively, compared to the first quarter of 2012. Certificates and other time deposits decreased $1.7 billion, or an annualized 21.2%. Growth in noninterest-bearing deposits was led by commercial accounts, which contributed $985 million of the growth in this category. In addition, noninterest-bearing deposits for retail accounts grew $429 million. The decline in interest-bearing domestic deposits was primarily due to a decline of $1.0 billion in public funds. In addition, retail interest-bearing deposits declined $351 million, as higher cost certificates were not renewed. These declines were offset by growth of $742 million in commercial accounts. Overall the cost of interest-bearing deposits decreased 5 basis points to 0.44% during the second quarter of 2012.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q2	Q1	Q2	Q2 12 vs.	Q2 12 vs.
	2012	2012	2011	Q1 12	Q2 11

Community Banking	$177	$105	$216	$72	$(39)
Residential Mortgage Banking	69	128	(64)	(59)	133
Dealer Financial Services	60	57	53	3	7
Specialized Lending	65	55	55	10	10
Insurance Services	66	23	46	43	20
Financial Services	63	62	63	1	-
Other, Treasury and Corporate	38	15	(42)	23	80
Total net income	$538	$445	$327	$93	$211

Community Banking

     Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

     Net income for Community Banking was $177 million in the second quarter of 2012, a decrease of $39 million from the second quarter of 2011. The decrease was primarily due to a $65 million increase in the allocated provision for loan and lease losses and a $46 million decrease in segment net interest income. The higher provision expense was driven by growth in the direct retail loan portfolio and reserve adjustments as compared to the prior quarter. The decrease in segment net interest income was primarily due to lower funds transfer pricing (“FTP”) credits earned on deposits related to the decline in FTP funding credits from the prior year, partially offset by a corresponding decrease in FTP charges on loans. The decrease in net funds transfer pricing was further offset by improvements in the deposit mix as a result of checking balance growth and a managed reduction in client certificates of deposits. Higher provision expense and lower segment net interest income were offset by a $79 million decrease in noninterest expense, primarily due to lower foreclosed property expenses and lower FDIC insurance charges allocated to Community Banking.

     Net income for Community Banking increased $72 million over the first quarter of 2012. The increase in net income was primarily due to a $65 million decrease in the allocated provision for loan and lease losses and a $41 million decrease in noninterest expense. The decrease in the provision expense resulted from a reserve adjustment in the prior quarter, while the decrease in noninterest expense was driven by lower foreclosed property expenses.

Residential Mortgage Banking

     Residential Mortgage Banking retains and services mortgage loans originated by Community Banking as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

     Residential Mortgage Banking generated net income of $69 million in the second quarter of 2012, a $133 million increase over the second quarter of 2011. The increase was primarily due to a $108 million decrease in the allocated provision for loan and lease losses as a result of improving credit trends in the residential mortgage loan portfolio, as well as a $99 million increase in noninterest income. The increase in noninterest income was primarily due to higher mortgage loan sales and margins and an increase in the MSR fair value as a result of improvement in the net hedge carry of the underlying derivatives. Offsetting higher noninterest income and lower provision expenses was a $23 million increase in noninterest expenses associated with increased loan originations, as well as an $81 million increase in the provision for income taxes.

     Residential Mortgage Banking net income decreased $59 million from the first quarter of 2012. This decrease was primarily due to a $60 million increase in the allocated provision for loan and lease losses and a $33 million decrease in noninterest income, offset by a $35 million decrease in the provision for income taxes. The increase in the allocated provision for loan losses resulted from a reserve adjustment in the prior quarter, while the decrease in noninterest income was driven by lower loan sales.

Dealer Financial Services

     Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and provides financing and servicing to dealers for their inventories.

     Dealer Financial Services net income for the second quarter of 2012 was $60 million, an increase of $7 million over the second quarter of 2011. The increase in net income was primarily due to a $13 million increase in segment net interest income, as Regional Acceptance Corporation generated higher margins on new originations in its loan portfolio due to lower FTP cost of funding as interest rates have remained low and relatively stable, coupled with growth in the loan portfolio. Dealer Financial Services grew average loans by 6.4% compared to the second quarter of 2011.

     Second quarter net income for Dealer Financial Services was $3 million higher than the first quarter of 2012. The increase in net income was primarily due to a $5 million increase in segment net interest income, as a result of strong loan growth and improved margins during the period.

     Competition remains intense in the indirect automobile financing business. Dealer Financial Services continues to focus on maintaining strong dealer relationships, while opening new origination production channels in high-growth markets. Additional focus includes expanding floor plan financing with auto dealers within the BB&T footprint.

Specialized Lending

     Specialized Lending consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

     Specialized Lending generated net income of $65 million in the second quarter of 2012, an increase of $10 million over the second quarter of 2011. The increase was primarily due to a $21 million increase in segment net interest income, offset by a $6 million increase in the allocated provision for loan and lease losses. Segment net interest income growth was driven by Sheffield Financial’s loan growth that has resulted through its expanded dealer financing relationships, as well as Mortgage Warehouse Lending’s loan growth as a result of market penetration, higher commitment levels, and higher line usage. Sheffield’s average loan balances have grown 46.8% since the end of the second quarter in 2011, while Mortgage Warehouse Lending generated average loan growth of 110.5% over the same time period as it benefited from the overall strong mortgage refinance market.

     Specialized Lending’s net income in the second quarter of 2012 was $10 million higher than the first quarter of 2012. The increase in net income from the prior quarter was driven by strong loan growth across Specialized Lending’s lines of business, reflected by the $10 million segment net interest income growth. Noninterest expenses also decreased 31.9% on an annualized basis as a result of lower foreclosed property expenses and continued focus on expense management.

Insurance Services

     BB&T’s insurance agency / brokerage network is the seventh largest in the world based on total revenue. Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, the Insurance Services segment underwrites a limited amount of property and casualty coverage.

     Insurance Services generated net income of $66 million in the second quarter of 2012, an increase of $20 million over the second quarter of 2011. Noninterest income growth of $96 million was primarily driven by the acquisition of Crump Insurance on April 2, 2012, which contributed $77 million of insurance income in the second quarter of 2012. In addition, Insurance Services benefitted from higher commissions on property & casualty insurance, life insurance, and employee benefits as insurance pricing continues to firm. Employee benefit commission growth was driven by revenues from two California-based companies acquired in the fourth quarter of 2011: Precept, a full-service employee benefits consulting and administrative solutions firm, and Liberty Benefit Insurance Services, a full-service employee benefits broker. Higher noninterest income growth was offset by a $54 million increase in noninterest expense, primarily as a result of acquisition-related personnel costs.

     The $43 million increase in net income over the first quarter of 2012 was related to seasonality in the insurance business, as well as the acquisition of Crump Insurance. Insurance noninterest income increased $123 million compared to first quarter 2012. Noninterest expense increased $48 million over the same period due largely to the acquisition.

Financial Services

     Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. Financial Services also offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc., a subsidiary of Branch Bank. The segment includes Scott & Stringfellow, LLC, a full-service brokerage and investment banking firm headquartered in Richmond, Virginia and the Corporate Banking Division that originates and services middle-market corporate relationships, syndicated lending relationships, and client derivatives.

     Financial Services generated net income of $63 million in the second quarter of 2012, flat compared to the second quarter of 2011. Net income results were driven by a $24 million increase in segment net interest income and a $6 million decrease in the allocated provision for loan and lease losses, offset by a $28 million increase in noninterest expense. The increase in segment net interest income was primarily due to strong loan and deposit growth generated by Corporate Banking and BB&T Wealth. Corporate Banking’s loan growth of 53.9% and transaction deposit growth of 142.1% compared to the second quarter of 2011 was generated through both geographic expansion and the addition of industry sector expertise. BB&T Wealth’s loan growth of 37.8% and transaction deposit growth of 44.4% as compared to the second quarter of 2011 was generated through client acquisition and cross-sell initiatives. BB&T Wealth has expanded its loan delivery platform to provide a tailored origination and servicing experience to meet the unique needs of the wealth client, making its lending products more competitive in the market and enabling BB&T Wealth to better serve current clients and compete for new clients. Captured within the segment net interest income for Financial Services is the net interest margin and funds transfer pricing for the loans and deposits assigned to the Wealth Division that are housed in the Community Bank.

     Financial Services net income was up slightly from the first quarter, driven by a $5 million increase in segment net interest income, supported by continued strong growth in both loan and deposits within Corporate Banking and BB&T Wealth.

Other, Treasury & Corporate

     Net income in Other, Treasury & Corporate can change due to changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding, and income received from derivatives used to hedge the balance sheet. In the second quarter of 2012, Other, Treasury & Corporate generated net income of $38 million, compared to a net loss of $42 million in same period of 2011. The increase in net income was primarily driven by a $67 million increase in segment net interest income, as a result of an increase in BB&T’s investment portfolio, and a $40 million decrease in allocated corporate expenses.

     Net income in the Other, Treasury & Corporate segment was up $23 million from the first quarter of 2012 primarily due to a $35 million decrease in the allocated provision for income taxes. The decrease in the allocated provision for income taxes was primarily due to the treatment of certain credits related to affordable housing partnership investments in the first quarter of 2012, and income tax benefits of $12 million related to the sale of leveraged leases in the current quarter.

CAPITAL RATIOS (1)	2012			2011
	Q2	Q1	Q4	Q3	Q2
Risk-based
Tier 1 (%)	10.2	12.8	12.5	12.6	12.4
Total (%)	13.5	16.2	15.7	16.1	16.1
Leverage (%)	7.3	9.1	9.0	9.2	9.5
Tangible common equity (%) (2)	6.9	7.1	6.9	7.1	7.2
Tier 1 common equity to risk-weighted assets (%) (2)	9.7	10.0	9.7	9.8	9.6

(1) Current quarter regulatory capital ratios are preliminary.
(2) Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

     BB&T’s capital levels remained strong at June 30, 2012. The decrease in the Tier 1 common to risk weighted assets and tangible common equity ratios was primarily due to the acquisition of Crump Insurance. The decline in regulatory risk based capital and leverage ratios was primarily due to the announced redemption of BB&T’s trust preferred securities following the release of the proposed Basel III capital standards. Under the proposed standards, these types of securities will no longer receive Tier 1 capital treatment. During the second quarter, BB&T also issued $575 million of Tier 1 qualifying non-cumulative perpetual preferred stock.

     BB&T declared total common dividends of $0.20 during the second quarter of 2012, which resulted in a dividend payout ratio of 27%.

     BB&T’s Tier 1 common capital ratio under the currently proposed Basel III capital standards was estimated to be 8.2% at June 30, 2012 compared to 9.2% at March 31, 2012. This decline is primarily due to changes in the risk-weighted asset calculations and does not include any mitigation strategies to improve capital levels, which management believes will have a significant impact on this measure. Under the latest proposal, the risk-weighting of loans secured by residential properties will be based on the loan-to-value ratio and the credit conversion factor for unfunded lending commitments was increased.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q2	Q1	Q2	Q2 12 vs.	Q2 12 vs.
	2012	2012	2011	Q1 12	Q2 11

Total nonperforming assets	$1,897	$2,256	$3,353	$(359)	$(1,456)
Total loans 90 days past due and still accruing	147	157	203	(10)	(56)
Total loans 30-89 days past due	907	870	1,000	37	(93)
Allowance for loan and lease losses	1,987	2,044	2,357	(57)	(370)
Total performing TDRs	1,052	1,015	1,178	37	(126)

Nonperforming loans and leases as a percentage of total
loans and leases (%)	1.50	1.74	2.18	(0.24)	(0.68)
Nonperforming assets as a percentage of total assets (%)	1.09	1.33	2.18	(0.24)	(1.09)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.86	1.97	2.41	(0.11)	(0.55)
Net charge-offs as a percentage of average loans and
leases (%) annualized	1.22	1.28	1.80	(0.06)	(0.58)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	1.52	1.51	1.32	0.01	0.20
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.21	1.11	1.14	0.10	0.07

(1) Excludes amounts related to covered assets and government guaranteed loans. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

     Asset quality improved significantly during the second quarter of 2012. Total nonperforming assets decreased $359 million, or 15.9%, compared to March 31, 2012 due to declines of $196 million in nonperforming loans and $157 million in foreclosed real estate. This is the ninth consecutive quarterly decline in nonperforming assets and the amount is the lowest since the third quarter of 2008.

     Total performing troubled debt restructurings (“TDRs”), excluding loans guaranteed by the government, were $1.1 billion at June 30, 2012, an increase of $37 million, or 3.6%, compared to March 31, 2012.

     Loan delinquencies were relatively flat during the second quarter of 2012. Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $907 million at June 30, 2012, an increase of $37 million compared to March 31, 2012. The ratio of loans 30-89 days past due to total loans and leases, excluding covered loans, was 0.83% at June 30, 2012. Loans 90 days past due and still accruing, excluding loans guaranteed by the government, were $147 million at June 30, 2012, a decrease of $10 million compared to the March 31, 2012. The ratio of loans 90 days past due and still accruing to total loans and leases, excluding covered loans, was 0.13% at June 30, 2012 and the lowest level since the second quarter of 2007.

     Net charge-offs during the second quarter of 2012 were 1.22% of average loans and leases, excluding covered loans, compared to 1.28% during the first quarter of 2012 and 1.80% during the second quarter of 2011. Net charge-offs were $337 million for the second quarter of 2012, which includes $12 million in charge-offs associated with covered loans. The improvement in net charge-offs during the current quarter compared to the prior quarter was primarily in the residential mortgage and other lending subsidiaries portfolios. These were partially offset by an increase in net charge-offs for the commercial portfolio.

     As of June 30, 2012, the allowance for loan and lease losses was 1.86% of total loans and leases held for investment, excluding covered loans, compared to 1.97% at March 31, 2012, and 2.41% at June 30, 2011. The decline in the allowance as a percentage of total loans reflects improvement in the overall quality of the loan portfolio. The decrease in the overall allowance was primarily related to the commercial real estate – ADC portfolio. The allowance for loan and lease losses was 121% of nonperforming loans and leases held for investment, excluding covered loans, up slightly compared to 111% at March 31, 2012.

Earnings webcast, presentation and Quarterly Performance Summary

To hear a live webcast of BB&T’s second quarter 2012 earnings conference call at 8 a.m. (ET) today, please visit our website at www.BBT.com. A presentation will be used during the earnings conference call and is available on our website. Replays of the conference call will be available on the BB&T website, or by dialing 1-888-203-1112 (access code 4313363) until July 24, 2012.

     To access the webcast and presentation, including an appendix reconciling non-GAAP disclosures, go to www.BBT.com and click on “About” and proceed to “Investor Relations.” The webcast link can be found under “Webcasts” and the presentation can be found under “View Recent Presentations.”

     BB&T’s second quarter 2012 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.BBT.com/financials.html.

About BB&T

     As of June 30, 2012, BB&T is one of the largest financial services holding companies in the U.S. with $178.5 billion in assets and market capitalization of $21.6 billion. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

#-#-#

Current quarter capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

     This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

☻	Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. The Basel III Tier I common equity ratio is also a non-GAAP measure and reflects management’s best estimate of the proposed regulatory requirements, which are subject to change. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies.
☻	Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by FDIC loss sharing agreements as management believes their inclusion results in distortion of those ratios and may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.
☻	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items.
☻	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization.

     A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included on the Investor Relations section of BB&T’s website and in BB&T’s second quarter 2012 Quarterly Performance Summary, which is available on BB&T’s website at www.BBT.com/financials.html.

     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.